EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

We consent to the use in this Form 8-K/A of Watchguard Technologies, Inc. of our report dated March 15, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty) on the financial statements of RapidStream, Inc. as of December 31, 2001 and 2000 and for the years then ended.

/S/ DELOITTE & TOUCHE LLP

San Jose, California
June 17, 2002